Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 11, 2011, with respect to the audited consolidated financial statements of Kata Enterprises, Inc. and Subsidiaries for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in this Current Report on Form 8-K/A.

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
Murray, Utah

July 11, 2011